EXECUTION VERSION
PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT, dated as of September 3, 2009 (this “Agreement”), is entered into by and among:

(A)           the undersigned holders (collectively, the “Senior Noteholders”) of 11-¾% senior notes due 2011 (the “Senior Notes”) of Haights Cross Operating Company (“HCOC”) issued pursuant to the Senior Note Indenture;

(B)           the undersigned holders (collectively, the “Senior Discount Noteholders” and, together with the Senior Noteholders, the “Noteholders”) of 12-½% senior discount notes due 2011 (the “Senior Discount Notes”) of Haights Cross Communications, Inc. (“HCC”) issued pursuant to the Senior Discount Note Indenture;

(C)           each of the lenders under that certain Credit Agreement, dated as of August 15, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HCOC, as borrower, the guarantors party thereto, including HCC, and DDJ Capital Management, LLC, as administrative agent on behalf of the lenders party thereto from time to time (collectively, the “Credit Agreement Lenders” and, together with the Noteholders, the “Plan Support Parties”); and

(D)           HCC, HCOC and all of its direct and indirect U.S. subsidiaries party to Prepetition Indebtedness, Triumph Learning, LLC, SNEP, LLC and Recorded Books, LLC (collectively, the “Company”).

WHEREAS:

A.           The Company and the Plan Support Parties have discussed consummating a financial restructuring (the “Restructuring”) of the Senior Notes, the Senior Discount Notes and the Credit Agreement Loans (collectively, the “Prepetition Indebtedness”) on substantially the terms set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”).

B.           The Credit Agreement Lenders have agreed to extend the Forbearance Agreement pursuant to the Extension Letter.

C.           The Company and each Plan Support Party (each a “Party” and collectively, the “Parties”) anticipate that the Restructuring will be implemented either (1) through a solicitation of votes for a “prepackaged” plan of reorganization (a “Prepackaged Case”) pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and sections 1125 and 1145 of chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (as may be amended from time to time, the “Bankruptcy Code”) or (2) through a “prenegotiated” plan of reorganization (a “Prenegotiated Case”), whereby the Definitive Documents will be finalized prior to the Petition Date, and votes on the Plan will be solicited during the Chapter 11 Cases, in either event involving chapter 11 proceedings commenced in either the United States Bankruptcy Court for the Southern District of New York or the District of Delaware, as determined by the Company and the Requisite Plan Support Parties (the “Bankruptcy Court”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

SECTION 1. Definitions.  The following terms shall have the following definitions:

“Administrative Expense Claims” has the meaning set forth in the Term Sheet.

“Agent” has the meaning set forth in the Credit Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Effective Date” has the meaning set forth in Section 2 hereof.

“Assumption Agreement” has the meaning set forth in Section 6 hereof.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Bankruptcy Court Filing” has the meaning set forth in Section 8 hereof.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

“Cash Collateral Stipulation” means a stipulation between the Credit Agreement Lenders, the Agent and the Filing Entities providing for the use of Cash Collateral during the pendency of the Chapter 11 Cases and the provision of “adequate protection” for the benefit of the Credit Agreement Lenders, in form and substance reasonably satisfactory to the Credit Agreement Lenders and the Company.

“Cash Collateral” means all cash in which the Filing Entities have an interest that is “cash collateral,” within the meaning of section 363(a) of the Bankruptcy Code, of the Credit Agreement Lenders.

“Chapter 11 Cases” means the voluntary chapter 11 proceedings to be commenced in the Bankruptcy Court by the Filing Entities for the purpose of consummating the Transactions.

“Company” has the meaning set forth in the preamble hereto.

“Credit Agreement” has the meaning set forth in the preamble hereto.

“Credit Agreement Lenders” has the meaning set forth in the preamble hereto.

“Credit Agreement Loans” means the loans made under the Credit Agreement.

“Credit Parties” has the meaning set forth in the Credit Agreement.

“DDJ” means DDJ Capital Management, LLC.

“Definitive Documentation Completion Date” has the meaning set forth in Section 4(a)(iii)(B)(1) hereof.

“Definitive Documents” means the First Day Papers, the Disclosure Statement, the Plan, the Intercreditor Agreement, the Cash Collateral Stipulation, the indentures with respect to the New First Lien Notes and New Second Lien Notes, the Exit Warrants, the shareholders agreement among the holders of the Reorganized HCC Common Stock, and all related documents, exhibits, annexes and schedules, in the respective forms attached to the IC Acknowledgment (to the extent applicable), as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof and with such immaterial clarifications and grammatical changes as may be necessary.

“Disclosure Statement” means the solicitation and disclosure statement describing, among other things, the Plan and the Restructuring contemplated by the Term Sheet, in the form attached to the IC Acknowledgement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Warrants” means the warrants described in Schedule 3 to the Term Sheet.

“Extension Letter” means that certain letter agreement, dated as of the date hereof, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, as such letter agreement may be modified from time to time.

“Filing Entities” means HCC, HCOC, and any direct or indirect U.S. subsidiaries.

“Financing Commitment” means a commitment letter from one or more financial institutions, reasonably acceptable in form and substance to the Requisite Plan Support Parties and the Company, committing such financial institutions to provide $100 million of debt financing to the Reorganized Company, on terms and conditions reasonably acceptable to the Requisite Plan Support Parties and the Company and, in any event, not on terms and conditions less favorable than the New First Lien Notes (as reasonably determined by the Requisite Plan Support Parties and the Company).

“First Day Papers” means any and all “first day” motions to be filed in connection with the Chapter 11 Cases (and all exhibits, supplements or annexes thereto), including, without limitation, for approval of the Cash Collateral Stipulation.

“Forbearance Agreement” means that certain Fourth Forbearance Agreement and Amendment No. 1 to Credit Agreement, dated as of May 7, 2009, as amended by that certain (i) letter agreement, dated as of June 5, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, (ii) letter agreement, dated as of July 16, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, (iii) letter agreement, dated as of July 30, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, (iv) letter agreement, dated as of August 7, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, (v) letter agreement, dated as of August 20, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto and (vi) the Extension Letter, as such agreement may be further modified or amended from time to time.

“HCC” has the meaning set forth in the preamble hereto.

“HCOC” has the meaning set forth in the preamble hereto.

“IC Acknowledgment” has the meaning set forth in Section 10 hereof.

“Indentures” means, collectively, the Senior Note Indenture and the Senior Discount Note Indenture.

“Informal Committee of Senior Notes” means the informal committee consisting of DDJ, Bennett Management Corporation, AIG Global Investment Corp. and GoldenTree Asset Management, in each case on behalf of certain funds and accounts, so long as (a) the funds and/or accounts such firms manage and/or advise continue to hold Prepetition HCOC Indebtedness and (b) such firms have not resigned from such committee.

“Intercreditor Agreement” has the meaning set forth in the Term Sheet.

“Material Adverse Change” has the meaning set forth in Section 5(f)(vi) hereof.

“New Event of Default” means any “Event of Default” under Sections 8.1(a) (payment default), 8.1(b) (representations), 8.1(f) (cross-default) (so long as any notice or grace period relating to any applicable “Material Indebtedness” or “Material Rental Obligation” has expired, and provided that in no event shall any “Event of Default” arising from or relating to any breach or violation of the Indentures constitute a “New Event of Default”), 8.1(j) (certain judgments), 8.1(k) (certain ERISA events), 8.1(l) (change of control), 8.1(m) (validity of Liens of Credit Agreement Lenders), 8.1(n) (certain uninsured losses) and/or 8.1(o) (challenge to Credit Agreement or related loan documents by Guarantors) of the Credit Agreement, except that “New Event of Default”: shall not include any Event of Default that is the subject of a Specified Forbearance Item.

“New First Lien Notes” means the notes described in Schedule 1 to the Term Sheet.

“New Second Lien Notes” means the notes described in Schedule 2 to the Term Sheet.

“Noteholders” has the meaning set forth in the preamble hereto.

“Outside Date” means November 3, 2009, as may be extended in accordance with the terms hereof.

“Party” has the meaning set forth in the recitals hereto.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means, with respect to each Filing Entity, the date on which it commences a Chapter 11 Case.

“Plan Effective Date” means the date on which the Plan becomes effective in accordance with the terms thereof.

“Plan Support Party” has the meaning set forth in the recitals hereto.

“Plan” means the Filing Entities’ joint “prepackaged” or “prenegotiated” plan of reorganization, in respect of the Chapter 11 Cases, as applicable, including all exhibits and supplements thereto, the terms of which are consistent with the Term Sheet, and in the form attached to the IC Acknowledgement.

“PPS Completion Date” has the meaning set forth in Section 4(a)(iii)(A)(3) hereof.

“Prenegotiated Case” has the meaning set forth in the recitals hereto.

“Prepackaged Case” has the meaning set forth in the recitals hereto.

“Prepackaged Solicitation” means a prepetition solicitation of votes on the Plan in a manner exempt from registration under the Securities Act.

“Prepetition HCOC Indebtedness” means, collectively, the Senior Notes and the Credit Agreement Loans.

“Prepetition Indebtedness” has the meaning set forth in the recitals hereto.

“Priority Tax Claims” has the meaning set forth in the Term Sheet.

“Qualifying Committee Member” means any member of the Informal Committee of Senior Notes holding an aggregate principal amount of at least $35 million in Prepetition HCOC Indebtedness.

“Representative” means, with respect to any Party, such Party’s affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants).

“Reorganized Company” means, collectively, the Filing Entities as reorganized pursuant to the Plan.

“Reorganized HCC” means HCC as reorganized pursuant to the Plan.

“Reorganized HCC Common Stock” has the meaning set forth in the Term Sheet.

“Reorganized HCOC” means HCOC as reorganized pursuant to the Plan.

“Requisite Plan Support Parties” means all of the members of the Informal Committee of Senior Notes that are Qualifying Committee Members, and any assignee (pursuant to Section 6 hereof) of the Prepetition HCOC Indebtedness so long as such assignee holds (a) at least $35 million in aggregate principal amount of Prepetition HCOC Indebtedness and (b) less than $15 million in aggregate principal amount of Senior Discount Notes; provided, however, that for purposes of Section 5(f)(i) hereof, solely the Plan Support Parties that are in compliance with the terms of Section 3(c) and (d) hereof shall be considered in the use of this term.

“Restructuring” has the meaning set forth in the recitals hereto.

“Rights Offering” has the meaning set forth in the Term Sheet.

“Rights Offering Proceeds” has the meaning set forth in the Term Sheet.

“Senior Discount Note Indenture” means the indenture governing the Senior Discount Notes, among HCC as obligor and Wells Fargo Bank Minnesota, N.A. as trustee, dated as of February 2, 2004, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith.

“Senior Discount Noteholders” has the meaning set forth in the preamble hereto.

“Senior Discount Notes” has the meaning set forth in the preamble hereto.

“Senior Note Indenture” means the indenture governing the Senior Notes, among HCOC as obligor, HCC as parent guarantor, the subsidiary guarantors named therein, and Wells Fargo Bank Minnesota, N.A. as trustee, dated as of August 20, 2003, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith.

“Senior Noteholders” has the meaning set forth in the preamble hereto.

“Senior Notes” has the meaning set forth in the preamble hereto.

“Solicitation Period” means the period during which votes to accept or reject the Plan are being solicited.

“Specified Forbearance Item” has the meaning set forth in the Forbearance Agreement, as modified by the Extension Letter.

“Superior Proposal” means either (a) a bona fide written proposal for a transaction or series of transactions that the Board of Directors of the Company determines (after consultation with its legal and financial advisors) in good faith (i) is reasonably likely to be consummated in a timely manner, taking into account all factors deemed relevant by such Board of Directors and (ii) if consummated would, taking into account all factors deemed relevant by such Board of Directors, result in a cash payment (upon the closing of the transaction or series of transactions contemplated in such proposal) to or for the benefit of the holders of the Prepetition HCOC Indebtedness of all amounts due and owing on account thereof (including postpetition interest, if any) or (b) any proposal for a transaction or series of transactions with respect to which the Required Plan Support Parties provide written consent to have treated as a “Superior Proposal” hereunder.

“Target Commencement Date” means October 15, 2009.

“Term Sheet” has the meaning set forth in the recitals hereto.

“Termination Date” has the meaning set forth in Section 5 hereof.

“Termination Event” has the meaning set forth in Section 5 hereof.

“Transactions” means, collectively, the transactions contemplated in this Agreement, the Plan and the Term Sheet (and all exhibits, supplements or annexes thereto).

“Transfer” has the meaning set forth in Section 6 hereof.

“Transferee” has the meaning set forth in Section 6 hereof.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheet.

SECTION 2. Agreement Effective Date; Conditions Precedent.  This Agreement shall be effective at 12:01 a.m. prevailing Eastern Time on the date on which the following conditions have been satisfied (the “Agreement Effective Date”):

(a)           the Company shall have executed and delivered counterpart signature pages to this Agreement to counsel to the Informal Committee of Senior Notes;

(b)           the Requisite Plan Support Parties shall have delivered to the Company counterpart signature pages to this Agreement; and

(c)           the Informal Committee of Senior Notes shall have determined that, except for ordinary course claims for professionals, employees, and the lease of HCC headquarters, substantially all of which are for the benefit of HCOC and its direct and indirect subsidiaries and for which HCC receives reimbursement from HCOC, no claims exist against HCC as of the date hereof, and no such claims are expected to exist as of the filing of the Chapter 11 Cases, other than claims (A) representing or in connection with (i) the Senior Discount Notes, (ii) the guaranty under the Credit Agreement, (iii) the guaranty under the Senior Note Indenture and (iv) the equity of HCC or (B) in an amount and of a priority reasonably acceptable to the Requisite Plan Support Parties.

SECTION 3. Commitment of Plan Support Parties. Subject to the occurrence of the Agreement Effective Date and prior to the occurrence of the Termination Date (if applicable), each Plan Support Party shall:

(a)           vote (or cause or instruct any custodian, nominee or other agent to timely vote) all Prepetition Indebtedness beneficially owned by such Plan Support Party or for which it is the nominee, investment manager or advisor for beneficial holders thereof in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and timely return a duly-executed Ballot in connection therewith no later than the tenth (10th) Business Day following the date of commencement of the Solicitation Period (in either a Prepackaged Case, Prenegotiated Case or otherwise);

(b)           not withdraw or revoke its tender, consent or vote, except to the extent that the terms of the related plan of reorganization are inconsistent with the terms of the Definitive Documents;

(c)           with respect to all Senior Notes or Senior Discount Notes held by such Plan Support Party, forbear from exercising any rights or remedies it may have in respect of such notes in accordance with the terms and conditions contained in the Forbearance Agreement, as if (i) such Plan Support Party were party to the Forbearance Agreement in its capacity of a holder of such notes and (ii) the Forbearance Agreement specifically referenced and related to the exercise of rights and remedies under any and all documents relating to such notes;

(d)           forbear from exercising any rights or remedies it may have in respect of the Credit Agreement in accordance with the terms and conditions contained in the Forbearance Agreement;

(e)           following the commencement of the Chapter 11 Cases, not (i) object, on any grounds, to the terms, conditions, nature or amount of the Filing Entities’ proposed use of Cash Collateral, except to the extent that such terms are inconsistent with the terms contained in the Definitive Documents, (ii) object, on any grounds, to confirmation of the Plan (without limiting any right to object to a plan of reorganization containing terms that are inconsistent with the terms of the Definitive Documents), or (iii) directly or indirectly seek, solicit, support, vote for, agree to, accept or encourage (x) any objection to the Plan or (y) any other plan of reorganization or liquidation or any sale process with respect to the Company (or any of its business units), including any sale under section 363 of the Bankruptcy Code;

(f)           not take any other action, including, without limitation, initiating any legal proceeding that is inconsistent with, or that would be reasonably likely to interfere with, delay or impede, directly or indirectly, with the consummation of the Restructuring and the Transactions;

(g)           use its commercially reasonable efforts to work with the Company in its efforts to satisfy the relevant timeline set forth in Section 4(a)(iii) hereof and to provide the IC Acknowledgment as soon as practicable;

(g)           permit the filing of this Agreement with the Bankruptcy Court and as an exhibit to the Plan; provided, that unless required by the Bankruptcy Court, the portions of the signature pages reflecting the holdings of Prepetition Indebtedness of the Plan Support Parties shall be redacted from any such filing; and

(h)           not raise any objection and not support any objection to any retention by the Company of:  (a) Brown Rudnick LLP as its legal counsel; and/or (b) Houlihan Lokey, as its financial advisor, so long as such retention is based on terms and conditions that are substantially the same as were disclosed to the Plan Support Parties prior to the date hereof.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with the terms contained herein or in the Definitive Documents and are not for the purpose of hindering, delaying or preventing the consummation of the Transactions.

SECTION 4. The Company Commitment and Covenants.  (a) The Company agrees:

(i)           to support and use its commercially reasonable efforts to complete the Restructuring;

(ii)           to use its commercially reasonable best efforts to obtain a Financing Commitment and consummate the transactions contemplated thereunder in sufficient time so as not to delay the consummation of the Plan;

(iii)           (A)  in the event of a Prepackaged Case, to use its commercially reasonable efforts to:

(1)           commence the Prepackaged Solicitation on or prior to the Target Commencement Date;

(2)           complete the Prepackaged Solicitation on or prior to the twentieth (20th) Business Day after the actual date on which the Prepackaged Solicitation is commenced;

(3)           commence the Prepackaged Case on or prior to the fifth (5th) Business Day after the completion of the Prepackaged Solicitation (the date of such completion, the “PPS Completion Date”);

(4)           take all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan on or prior to the forty-fifth (45th) Business Day after the PPS Completion Date; and

(5)           take all steps reasonably necessary and desirable to cause the effective date of the Plan to occur on or prior to the fifty-fifth (55th) Business Day after the PPS Completion Date, and

(B)           in the event of a Prenegotiated Case, to use its commercially reasonable efforts to:

(1)           finalize the Definitive Documents on or prior to Target Commencement Date (the date on which the Definitive Documents are finalized, the “Definitive Documentation Completion Date”);

(2)           commence the Prenegotiated Case on or prior to the fifth (5th) Business Day after the Definitive Documentation Completion Date;

(3)           take all steps reasonably necessary and desirable to cause the hearing to approve the Disclosure Statement to be held on or prior to the fiftieth (50th) day after the Definitive Documentation Completion Date;

(4)           take all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan on or prior to the eighty-fifth (85th) day after the Definitive Documentation Completion Date; and

(5)           take all steps reasonably necessary and desirable to cause the effective date of the Plan to occur on or prior to the one hundredth (100th) day after the Definitive Documentation Completion Date, and

(iv)           to take commercially reasonable efforts to do all things reasonably necessary and appropriate in furtherance of the Restructuring, including, without limitation, contesting  and immediately seeking to dismiss any involuntary chapter 11 proceeding, receivership, or other insolvency proceeding involuntarily commenced against the Company, or converting such proceeding into a chapter 11 proceeding consistent with the terms of this Agreement;

(v)           to take commercially reasonable efforts to obtain any and all required and material regulatory and/or third-party approvals for the Restructuring;

(vi)           not to commence, with respect to a Prepackaged Case, the Prepackaged Solicitation, and with respect to a Prenegotiated Case, the Chapter 11 Cases, prior to execution and delivery of the IC Acknowledgment by the Requisite Plan Support Parties; and

(vii)           within four (4) Business Days of the Agreement Effective Date, file with the Securities and Exchange Commission (a) a Form 8-K disclosing the material terms of the Restructuring, in form and substance reasonably satisfactory to the Company and the Requisite Plan Support Parties and (b) a Form 15 Notice of Suspension of Duty to File Reports under the Exchange Act.

(b)           On or prior to the tenth (10th) Business Day prior to the Target Commencement Date, the Company and the Requisite Plan Support Parties shall determine (which determination shall be recorded in writing) whether to effectuate the Restructuring through a Prepackaged Case or a Prenegotiated Case.

(c)           The Company shall pay (i) all reasonable fees and out-of-pocket expenses of the financial adviser, if any (subject to a written fee agreement setting forth the terms of such engagement, which shall be reasonably satisfactory to the Company), and the legal advisers (including local counsel) to the Informal Committee of Senior Notes, in the case of Shearman & Sterling LLP, in accordance with the terms of that certain fee letter between HCOC and Shearman & Sterling LLP, dated August 14, 2009, as may be amended from time to time and (ii) all reasonable fees and out-of-pocket expenses of advisers to the Agent and Credit Agreement Lenders.

(d)           Nothing in this Agreement shall be deemed to prevent the Company from taking, or refraining from taking, any action that it is obligated to take, or refrain from taking, in the performance of any fiduciary or similar duty which the Board of Directors of the Company owes to any other person, so long as such action (or inaction) is in response to, or in connection with, a Superior Proposal.  The Company, upon the decision of its Board of Directors to take, or refrain from taking, any action, which action or inaction would be contrary to the terms hereof, shall promptly deliver to the counsel to the Informal Committee of Senior Notes a written notice that the Company has elected to exercise its “fiduciary out” rights under this Section 4(d).

(e)           The Company shall cause WF Howes Limited to comply with the terms and conditions contained in this Agreement as if such entity were party hereto.

SECTION 5. Termination.

(a)           This Agreement shall terminate at 10:00 p.m. prevailing Eastern Time on the Outside Date if: (i) a determination has been made pursuant to Section 4(b) to effectuate the Restructuring through a Prepackaged Case and the Prepackaged Solicitation has not been commenced on or before the Outside Date or (ii) a determination has been made pursuant to Section 4(b) to effectuate the Restructuring through a Prenegotiated Case and the IC Acknowledgement for the Definitive Documents has not been finalized on or before the Outside Date.

(b)           Automatic Termination in respect of a Prepackaged Case.  If the Prepackaged Solicitation is commenced on or prior to the Outside Date, the occurrence of any of the following events also shall be a “Termination Event”:

(i)           if the Prepackaged Solicitation has not been concluded by 11:59 p.m. prevailing Eastern Time on the twenty-fifth (25th) Business Day after the Outside Date;

(ii)           if the Company fails to commence the Prepackaged Case by 11:59 p.m. prevailing Eastern Time on the twenty-eighth (28th) Business Day after the Outside Date;

(iii)           if the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on the seventieth (70th) Business Day after the Outside Date;

(iv)           if the Company without the consent of the Requisite Plan Support Parties (1) withdraws from or takes any action materially inconsistent with the Plan or the Restructuring (which withdrawal or action, if capable of being reversed, has not been reversed within five (5) days of the giving of written notice by the Requisite Plan Support Parties to the Company), (2) without the consent of the Requisite Plan Support Parties, supports any plan of reorganization other than the Plan or supports any sale process with respect to the Company (or any of its business units), including any sale under section 363 of the Bankruptcy Code, (3) moves to dismiss any of the Chapter 11 Cases, (4) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (5) moves for appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (6) breaches any material term contained in the Cash Collateral Stipulation (subject to any applicable cure periods) or (7) seeks to reject or otherwise invalidate, in whole or in part, this Agreement; or

(v)           if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, (2) any of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code or (3) any of the Chapter 11 Cases is dismissed.

(c)           Automatic Termination in respect of a Prenegotiated Case.  If the IC Acknowledgement is duly executed and delivered by the Company and the Requisite Plan Support Parties on or prior to the Outside Date, the occurrence of any of the following events shall be a Termination Event:

(i)           if the Company fails to commence the Prenegotiated Case by 11:59 p.m. prevailing Eastern Time on the second (2nd) Business Day after the Outside Date;

(ii)           if the Bankruptcy Court does not approve the Disclosure Statement and permit solicitation of the Plan by 11:59 p.m. prevailing Eastern Time on the fifty-fifth (55th) day after the Outside Date;

(iii)           if the Bankruptcy Court does not confirm the Plan by 11:59 p.m. prevailing Eastern Time on the ninety-fifth (95th) day after the Outside Date;

(iv)           if the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on the hundred tenth (110th) day after the Outside Date;

(v)           if the Company without the consent of the Requisite Plan Support Parties (1) withdraws from or takes any action materially inconsistent with the Plan or the Restructuring (which withdrawal or action, if capable of being reversed, has not been reversed within five (5) days of the giving of written notice by the Requisite Plan Support Parties to the Company), (2) without the consent of the Requisite Plan Support Parties, supports any plan of reorganization other than the Plan or supports any sale process with respect to the Company (or any of its business units), including any sale under section 363 of the Bankruptcy Code, (3) moves to dismiss any of the Chapter 11 Cases, (4) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (5) moves for appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (6) breaches any material term contained in the Cash Collateral Stipulation (subject to any applicable cure periods) or (7) seeks to reject or otherwise invalidate, in whole or in part, this Agreement; or

(vi)           if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, (2) any of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code or (3) any of the Chapter 11 Cases is dismissed.

(d)           This Agreement shall terminate upon the earlier of (i) the date of receipt of any notice delivered pursuant to Section 4(d) hereof and (ii) the date upon which any action is taken or not taken by the Company, which action or inaction is contrary to the terms of this Agreement, in reliance upon Section 4(d) hereof.

(e)           Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the Requisite Plan Support Parties and the Company, (i) the dates set forth in Sections 5(b)(i) through (iii) or 5(c)(i) through (iv) may be extended prior to or upon each such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein; and (ii) the automatic termination of this Agreement pursuant to Sections 5(b)(iv) through (v), 5(c)(v) through (vi) and 5(d) may be reversed by a written notice of the Required Plan Support Parties within three Business Days of the occurrence of any event described therein (in which case the terms of this Agreement shall be reinstated in full as if no such termination had occurred; provided, however, that no Plan Support Party shall be deemed to be in breach of this Agreement as a result of any actions taken (or not taken) between the time of such automatic termination and the delivery of such notice).

(f)           Termination Contingent Upon Vote by the Requisite Plan Support Parties.  This Agreement shall terminate and be of no further force or effect upon written notice to the Company from the Requisite Plan Support Parties that:

(i)           the trustee under any of the Indentures, or holders of more than 50% of the face amount of Senior Discount Notes or the Senior Notes, as the case may be (A) have commenced any action or proceeding to collect or recover any amount that is or may become due and payable with respect to such notes in which the movant or movants seeks or seek a judgment lien, a prejudgment lien or attachment or any form of equitable relief (including any injunctive relief) and the Company had not filed for protection under chapter 11 of the Bankruptcy Code as of the date and time of such written notice of termination  or (B) have commenced any other action or proceeding to collect or recover any amount that is or may become due and payable with respect to such notes and an order granting the relief requested in such action or proceeding has been entered by the applicable court; for the avoidance of doubt, issuance of a default letter or reservation of rights letter and/or charging the default rate applicable to the Senior Notes or Senior Discount Notes shall not constitute or be deemed to be an action or proceeding under the immediately preceding provision;

(ii)           there has occurred and is continuing any New Event of Default that is not waived by the requisite Credit Agreement Lenders and two (2) Business Days shall have elapsed since Agent’s delivery of written notice to the Company with respect thereto;

(iii)           any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring contemplated hereby;

(iv)           either (1) a filing or commencement by any Filing Entity of (x) any motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the Credit Agreement, and related agreements (collectively, the “Secured Obligations”) or (y) any other motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking the avoidance of the Secured Obligations, or that is adversarial to the Agent or any of the Credit Agreement Lenders (or if the Filing Entities support any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party) or (2) the entry of an order of the Bankruptcy Court providing relief against the interests of any Credit Agreement Lender with respect to any of the foregoing causes of action or proceedings;

(v)           a filing by any Filing Entity of any motion, application or adversary proceeding seeking to invalidate or disallow in any respect the claims in respect of the Senior Notes or the Senior Discount Notes;

(vi)           there occurs any change, effect, event, occurrence, development, circumstance or state of facts which has or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of the Company (including its foreign subsidiaries and their respective businesses), taken as a whole or which materially impair the Company’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or would reasonably likely be, a material adverse effect:  (i) any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the transactions contemplated hereby; or (ii) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions, including acts of war, acts of terrorism or natural disasters, so long as such effect does not disproportionately affect the Company (a “Material Adverse Change”); or

(vii)           the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach (if capable of being cured) has not been cured within five (5) days after the giving of written notice by the Requisite Plan Support Parties to the Company of such breach.

(g)           Termination Contingent Upon Determination by the Company.  This Agreement shall terminate and be of no further force or effect upon written notice to the Plan Support Parties from the Company that:

(i)           any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring contemplated hereby;

(ii)           any of the Plan Support Parties has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach (if capable of being cured) has not been cured within five (5) days after the giving of written notice by the Company to the Plan Support Parties of such breach; or

(iii)           the Company has received, and has accepted, a Superior Proposal.

Any termination of this Agreement pursuant to this Section 5 shall constitute a “Termination Event”.  The date on which a Termination Event occurs shall be referred to as the “Termination Date”.  Upon termination of this Agreement, the parties’ respective obligations hereunder shall cease to exist and the parties shall all be restored to the same position that they were in, and shall have the same legal rights that they possessed, immediately prior to their execution and delivery hereof; provided, however, that, no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  It is expressly agreed that Sections 5, 13, 21, 24, 26, 30 and the second sentence of 27 shall survive termination of this Agreement.

SECTION 6. Transfer of Prepetition Indebtedness.  If, following execution of this Agreement by a Plan Support Party, such Plan Support Party hypothecates, pledges, conveys, transfers, assigns or sells (each, a “Transfer”) all or a part of the Prepetition Indebtedness held by such Plan Support Party to any Person (each such Person, a “Transferee”), such Transferee must, as a condition precedent to such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit B (the “Assumption Agreement”), a fully executed copy of which shall be delivered to the Company and Shearman & Sterling LLP, counsel to the Informal Committee of Senior Notes.  Any Transfer that is made in violation of the immediately preceding sentence shall be null and void.  A Plan Support Party shall notify the Company in writing of any Transfer by it of any Prepetition Indebtedness within five Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer.

SECTION 7. Plan Support Party Representations.  Each Plan Support Party represents and warrants to each other Party that:

(a)           as of the date of this Agreement, it is the beneficial owner of the face amount of the Prepetition Indebtedness, or is the nominee, investment manager or advisor for beneficial holders of the Prepetition Indebtedness in the principal amount set forth on its signature page hereto;

(b)           subject to Section 28(b) hereof, there is no Prepetition Indebtedness of which it or any affiliate is the beneficial owner, or is the nominee, investment manager or advisor for beneficial holders thereof, that are not set forth on the signature page hereto;

(c)           other than pursuant to this Agreement, such Prepetition Indebtedness is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Support Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(d)           as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization (to the extent applicable to such type of organization), and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)           assuming the due execution and delivery of this Agreement by the Company, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws, or by equitable principles relating to or limiting creditors’ rights generally.

SECTION 8. Cooperation of the Parties.  The Informal Committee of Senior Notes is hereby authorized by each Plan Support Party to continue to pursue and negotiate the terms of the Restructuring and the Definitive Documents containing terms substantially in accordance with the terms set forth in the Term Sheet.  Subject to the occurrence of the Agreement Effective Date and until the occurrence of the Termination Date (if applicable), the Parties will (x) negotiate in good faith the definitive documentation necessary to implement the Restructuring, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Term Sheet, and (y) act in good faith to support the implementation and documentation of the Restructuring.  Without limiting the generality of the foregoing, prior to the commencement of and during the Chapter 11 Cases, the Company shall use its commercially reasonable efforts to provide advance draft copies of all substantive motions or applications, requests for relief, objections, responses, replies and other documents the Company intends to file with the Bankruptcy Court (each a “Bankruptcy Court Filing”) to counsel for the Informal Committee of Senior Notes at least three (3) Business Days prior to the date when the Company intends to file any such document, and one (1) Business Day prior to the date when the Company intends to file any procedural motions, and shall consult in good faith with counsel to the Informal Committee of Senior Notes regarding the form and substance of any such proposed filing with the Bankruptcy Court, and shall refrain from making public or filing with a Bankruptcy Court any Bankruptcy Court Filing without the prior consent of the Requisite Plan Support Parties, which consent will not be unreasonably withheld, conditioned or delayed; provided, that if the Company cannot meet its obligations to provide such advance notice, it shall use commercially reasonable efforts to provide as much notice as possible.

SECTION 9. Service on Official Committee.  Notwithstanding anything herein to the contrary, if a Plan Support Party is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit such Plan Support Party’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Plan Support Party of any obligations to vote in favor of the Plan; provided further that nothing in this Agreement shall be construed as requiring any Plan Support Party to serve on any official committee in the Chapter 11 Cases.

SECTION 10. Certification of Definitive Documents.  Prior to the commencement of the Prepackaged Solicitation, or prior to the final agreement of the Definitive Documents, in the event of a Prenegotiated Case, upon the agreement of the Company and the Requisite Plan Support Parties that the Definitive Documents are in final form, the Company and the Requisite Plan Support Parties shall enter into a written intercreditor acknowledgment substantially in the form attached hereto as Exhibit C (the “IC Acknowledgment”), confirming that the documents attached thereto are in final form and are consistent with the terms set forth in the Term Sheet.  Such determination and delivery of the IC Acknowledgment by the Parties shall not be unreasonably withheld, conditioned or delayed by any of the Parties.

SECTION 11. Exclusivity.  Except as expressly set forth herein (including, without limitation, under Section 4(d) hereof), neither the Company nor any of its Representatives will, other than to, from or with respect to the Informal Committee of Senior Notes:  (x) solicit, initiate, encourage or accept any inquiries, proposals or offers from any Person (i) relating to financial restructuring of the Company or any of its subsidiaries or the debt thereof or (ii) enter into any other extraordinary business transaction involving or otherwise relating to the Company; or (y) participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any Person to seek to do any of the foregoing.

SECTION 12. The Company Representations.  The Company represents to each other Party that:

(a)           as of the date of this Agreement, it is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(b)           assuming the due execution and delivery of this Agreement by the Plan Support Parties, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws, or by equitable principles relating to or limiting creditors’ rights generally;

(c)           as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, is reasonably expected to prevent it from taking any action required of it under this Agreement;

(d)           as of the date of this Agreement, it is not aware of any “Event of Default” under the Credit Agreement that is not the subject of a Specified Forbearance Item; and

(e)           as of the date of this Agreement, it is not aware of any event or circumstance that is reasonably expected to (including with the passage of time) give rise to a termination of, or the ability to terminate, this Agreement under Sections 5(b)(iv), (v), 5(c)(v), (vi) or 5(f) hereof.

SECTION 13. Entire Agreement; Conflict.  This Agreement, including schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof; provided further that the Parties shall enter into various Definitive Documents to give effect to the transactions contemplated in this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed a waiver of any obligations of the Company under the covenants set forth in the Prepetition Indebtedness documents.  In the event that any terms hereof conflict with the terms contained in the Credit Agreement or any of the Indentures, this Agreement shall govern.

SECTION 14. Survival of Agreement.  Each of the Parties acknowledges and agrees: (a) that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company and in contemplation of the Chapter 11 Cases; and (b) it is the intention of the Parties that, to the fullest extent permitted under applicable law, the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court.

SECTION 15. Acquisition of Additional Debt.  This Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Prepetition Indebtedness; provided, however, that any such additional Prepetition Indebtedness automatically shall be deemed to be subject to the terms of this Agreement and the representation contained in Section 7 hereof shall be deemed to have been made with respect to any Prepetition Indebtedness acquired by a Plan Support Party after the date hereof.  A Plan Support Party shall notify the Company and counsel for the Informal Committee of Senior Notes, in writing, of any Prepetition Indebtedness acquired by it within five (5) Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.

SECTION 16. Public Announcements.  Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court (which shall be governed by Section 8 of this Agreement), neither the Company nor the Plan Support Parties shall, nor shall they permit any of their respective affiliates to, make any public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby or by the Definitive Documents without the prior written consent of such parties (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the Company may issue one or more press releases or filings with the Securities and Exchange Commission related to the execution and delivery of this Agreement and the transactions contemplated hereby and shall provide a draft copy thereof at least one (1) Business Day prior to its dissemination or release and reasonably consult with counsel to the Informal Committee of Senior Notes with respect to the text thereof.  The foregoing shall not prohibit the Company from disclosing the existence of this Agreement or the approximate aggregate holdings of Prepetition Indebtedness by the Plan Support Parties as a group.

SECTION 17. Waiver.  If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

SECTION 18. Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

SECTION 19. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent of the Company and the Requisite Plan Support Parties.

SECTION 20. Headings.  The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

SECTION 21. Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

SECTION 22. Relationship Among Parties.  Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint.  Furthermore, it is understood and agreed that no Plan Support Party has any duty of trust or confidence in any form with any other Plan Support Party, and there are no commitments among or between them.  In this regard, it is understood and agreed that any Plan Support Party may trade in the Prepetition Indebtedness or other debt or equity securities of the Company without the consent of the Company or any other Plan Support Party, subject to applicable securities laws and Sections 6 and 15 of this Agreement.  No Plan Support Party shall have any responsibility for any such trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.

SECTION 23. Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 24. Governing Law, Consent to Jurisdiction; and Waiver of Jury Trial.

(a)           This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.  By its execution and delivery of this Agreement, the Parties irrevocably and unconditionally agree that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, the Parties irrevocably accept and submit themselves to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, the Parties agree that the Bankruptcy Court will have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

(b)           THE PARTIES IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

SECTION 25. Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to a Plan Support Party, to the address set forth beneath such Plan Support Party’s name below, with a copy to:

If to the Informal Committee of Senior Noteholders:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attn:       Andrew V. Tenzer, Esq.
Michael H. Torkin, Esq.
Telephone:  (212) 848-4000
Facsimile:  (212) 848-7179

If to Agent under the Credit Agreement:

David Ruediger
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA  02199-7613
Tel:  617-239-0266
Fax: 617-227-4420
Email:  druediger@eapdlaw.com

Beth Duggan
Senior Legal Counsel
DDJ Capital Management, LLC
130 Turner Street
Building 3, Suite 600
Waltham, MA 02453
Telephone No.: 781.283.8549
Fax No.: 781.419.9149
Email: eduggan@ddjcap.com

If to the Company:

Haights Cross Communications, Inc.
10 New King Street
Suite 102
White Plains, NY 10604
Attn:  Paul J. Crecca, President and Chief Executive Officer
Telephone:  (914) 289-9422
Facsimile:  (866) 813-6464

with a copy to:

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attn:     Philip J. Flink, Esq.
  Steven D. Pohl, Esq.
Telephone:  (617) 856-8555
Facsimile:  (617) 856-8701

SECTION 26. Assignment; No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

SECTION 27. Access to Information.  The Company shall, and shall cause its Representatives, financial advisers, investment bankers and counsel to afford the Plan Support Parties, potential financing sources and their respective authorized Representatives and legal and financial advisers reasonable access to the Company’s management, offices, properties, book and records for purposes of undertaking due diligence, evaluating the Company’s business plan and participation in the Plan process; provided, that if in the reasonable judgment of counsel to the Company such access would void the right of the Company to maintain attorney-client, attorney work product or any other applicable privilege as to non-disclosure of information, then denial of such access shall not be a breach of this Agreement.  To the extent such information is provided to the  Credit Agreement Lenders it will be deemed subject to the confidentiality provisions of the Credit Agreement, and any other Plan Support Party shall execute a confidentiality agreement with the Company on comparable terms and conditions.

SECTION 28. Acknowledgment.  (a) This Agreement is not and shall not be deemed to be, under applicable law, a solicitation for acceptance of the Plan.

(b)           The Parties acknowledge that all representations, warranties and covenants made by any Plan Support Party on behalf of the accounts that it manages are being made only with respect to the Prepetition Indebtedness held in such accounts, and shall not apply to (or be deemed to be made in relation to) any Prepetition Indebtedness that may be beneficially owned by the entity on whose behalf such accounts are managed that are not held through such accounts.

(c)           Each Plan Support Party acknowledges that this Agreement modifies certain rights and remedies it may have under the Credit Agreement or the Indentures, and hereby agrees that it shall not attempt to exercise any rights or remedies under the Credit Agreement or the Indentures (or instruct the Agent or the indenture trustees to the Indentures to exercise any such rights or remedies) in contravention of the terms hereof.

SECTION 29. Further Assurances.  All of the parties hereto shall execute such documents and use commercially reasonable efforts to perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or desirable to consummate the Restructuring/

SECTION 30. Indemnification.  The Company hereby agrees to indemnify and hold harmless the Plan Support Parties and/or the accounts the Plan Support Parties manage or advise, and each of their respective affiliates, officers, directors, members, partners, employees, agents, advisers, attorneys, and representatives (each an “Indemnified Party”) from and against any and all claims (of the Company or any third party), damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be suffered or incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or in relation to any investigation, litigation or proceeding) arising out of or in connection with this Agreement or the Transactions, except to the extent such claims, damages, losses, liabilities or expenses are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence, bad faith or willful misconduct.  The foregoing indemnity shall survive termination of this Agreement and shall constitute a joint and several obligation of each entity constituting the “Company” as defined herein.

IN WITNESS WHEREOF, the Company and the Plan Support Parties have executed this Agreement as of the date first written above.

Haights Cross Operating Company

By:	/s/ Eugene Davis
Name:	Eugene Davis
Title:	Chairman of the Board

Haights Cross Communications, Inc.

By:	/s/ Eugene Davis
Name:	Eugene Davis
Title:	Chairman of the Board

SNEP, LLC (formerly named Sundance/NewBridge Educational Publishing, LLC)

By:	/s/ Eugene Davis
Name:	Eugene Davis
Title:	Chairman of the Board

Triumph Learning, LLC

By:	/s/ Eugene Davis
Name:	Eugene Davis
Title:	Chairman of the Board

Recorded Books, LLC

By:	/s/ Eugene Davis
Name:	Eugene Davis
Title:	Chairman of the Board

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

AMERICAN INTERNATIONAL LIFE AND ASSURANCE COMPANY OF NEW YORK

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

AIG LIFE INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

EMD INVEST F.M.B.A.

By:	AIG Global Investment Corp., Investment Sub-Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

EMPLOYEES RETIREMENT SYSTEM OF TEXAS

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

WESTERN NATIONAL LIFE INSURANCE COMPANY (FKA AIG ANNUITY INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

SUN AMERICA LIFE INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name:	Bryan Petermann
Title:	Managing Director

DDJ Capital Management Group Trust

By:	DDJ Capital Management, LLC, as attorney-in-fact

By:	/s/ Anthony M. Ranaldi
Name:	Anthony M. Ranaldi
Title:	Authorized Signatory

By:	/s/ Elizabeth B. Duggan
Name:	Elizabeth B. Duggan
Title:	Authorized Signatory

DDJ High Yield Fund

By:	DDJ Capital Management, LLC,
its attorney-in-fact

By:	/s/ Anthony M. Ranaldi
Name:	Anthony M. Ranaldi
Title:	Authorized Signatory

By:	/s/ Elizabeth B. Duggan
Name:	Elizabeth B. Duggan
Title:	Authorized Signatory

DDJ/Ontario Credit Opportunities Fund, L.P.

By: DDJ Capital Management, LLC, in its capacity as Investment Manager

By:	/s/ Anthony M. Ranaldi
Name:	Anthony M. Ranaldi
Title:	Authorized Signatory

By:	/s/ Elizabeth B. Duggan
Name:	Elizabeth B. Duggan
Title:	Authorized Signatory

DDJ Capital Management, LLC, on behalf of certain accounts it manages, severally and not jointly

By:	/s/ Anthony M. Ranaldi
Name:	Anthony M. Ranaldi
Title:	Authorized Signatory

By:	/s/ Elizabeth B. Duggan
Name:	Elizabeth B. Duggan
Title:	Authorized Signatory

Newstart Factors, Inc.

By:	/s/ John V. Koerber
Name:	John V. Koerber
Title:

Bennett Restructuring Fund, L.P.

By:	/s/ John V. Koerber
Name:	John V. Koerber
Title:

Bennett Offshore Restructuring Fund, Inc.

By:	/s/ John V. Koerber
Name:	John V. Koerber
Title:

Bennett Restructuring Fund, L.P.

By:	/s/ John V. Koerber
Name:	John V. Koerber
Title:

GoldenTree 2004 Trust

By:	GoldenTree Asset Management, LP,
its Investment Advisor

By:	/s/ George Hartigan
Name:	George Hartigan
Title:	Vice President

GoldenTree Credit Opportunities Financing I, Ltd

By:	GoldenTree Asset Management, LP

By:	/s/ George Hartigan
Name:	George Hartigan
Title:	Vice President

GoldenTree Master Fund, Ltd

By:	GoldenTree Asset Management, LP

By:	/s/ George Hartigan
Name:	George Hartigan
Title:	Vice President

GoldenTree High Yield Value Master Fund, Ltd

By:	GoldenTree Asset Management, LP

By:	/s/ George Hartigan
Name:	George Hartigan
Title:	Vice President

Exhibit A

Term Sheet

Administrative Expense Claims
“Administrative Expense Claims” shall include (i) Allowed[1] claims for reasonable fees and expenses of professionals retained in the  Chapter 11 Case with the approval of the Bankruptcy Court, (ii) all reasonable fees and expenses incurred by the professional advisors to (A) the Informal Committee of Senior Notes, including, without limitation, Shearman & Sterling LLP pursuant to the terms of their pre-petition engagement letter with the Company, (B) the Agent and Credit Agreement Lenders and (C) the Company, including Houlihan Lokey Howard & Zukin Capital, Inc. and Brown Rudnick LLP, (iii) claims for reasonable out-of-pocket expenses incurred by (A) the members of the Informal Committee of Senior Notes and (B) the Agent and Credit Agreement Lenders and (iv) claims under section 503(b) of the Bankruptcy Code.

Each holder of an Allowed Administrative Expense Claim will receive payment in full in cash of the unpaid portion of such Allowed Administrative Expense Claim (i) on the Plan Effective Date or as soon thereafter as reasonably practicable, (ii) in the ordinary course of the Company’s business or (iii) as otherwise agreed by the Company and such holder.

Priority Tax Claims	Allowed claims under Bankruptcy Code section 507(a)(8) (“Priority Tax Claims”) will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Other Priority Claims
On the Plan Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed claim under Bankruptcy Code section 507(a) other than an Administrative Expense Claim or a Priority Tax Claim will receive payment in full.

Credit Agreement Claims
All amounts owed under the terms of the Credit Agreement, including without limitation post-petition interest (including paid in kind interest and default rate interest, as applicable), shall be treated as an allowed claim under the Plan.

[1]	“Allowed” shall mean any claim that is determined to be an allowed claim in the Company’s bankruptcy case in accordance with section 502 and/or 506 of the Bankruptcy Code.

On the Plan Effective Date, each Credit Agreement Lender shall receive cash in the amount equal to its allowed claim under the Credit Agreement; provided, however, that in the event the Company, notwithstanding its commercially reasonable best efforts, is unable to procure financing in an amount sufficient to be able to make such cash payment (pursuant to the Financing Commitment or otherwise), each Credit Agreement Lender shall receive New First Lien Notes in an aggregate principal amount equal to such allowed claim amount.  Each Plan Support Party agrees that it will not contest (i) the claim amount of any Credit Agreement Lender (including based on any valuation) and (ii) the right of the Credit Agreement Lenders to receive adequate protection for interest and fees.

Senior Notes
On the Plan Effective Date, each holder of a Senior Note will receive its pro-rata share of:  (i) New Second Lien Notes, (ii) 92% of the common equity of the Reorganized HCC (the “Reorganized HCC Common Stock”), subject to dilution based on the Rights Offering, if consummated, and any Exit Warrants [and the Management Incentive Plan], plus (iii) the Rights Offering Proceeds (defined below), if any.

The Reorganized HCC Common Stock, among other things, shall (i) be the sole class of equity securities of Reorganized HCC and (ii) qualify for the protections afforded by section 1145 of the Bankruptcy Code.

Senior Discount Notes
On the Plan Effective Date, so long as the class representing the Senior Discount Notes has voted to accept the Plan, each holder of Senior Discount Notes will receive its pro-rata share of:  (i) 8% of the Reorganized HCC Common Stock, subject to dilution based on the Rights Offering, if consummated, and any Exit Warrants [and the Management Incentive Plan]; (ii) subject to the terms and conditions described below, a right to purchase up to [_]% of the Reorganized HCC Common Stock for net cash proceeds equal to the Rights Offering Proceeds; and (iii) the Exit Warrants.

So long as the class representing the Senior Discount Notes has voted to accept the Plan, each holder of Senior Discount Notes will be entitled to participate in a $32.5 million (the “Rights Offering Proceeds”) rights offering (the “Rights Offering”) to acquire [_]% of the Reorganized HCC Common Stock at the exercise price described below.  The Rights Offering shall be consummated prior to the hearing to confirm the Plan, and the terms and conditions of the Rights Offering shall be documented in the Disclosure Statement.

The per share strike price of the warrants and per share exercise price of the rights will be based on: (i) the aggregate principal amount of the New First Lien Notes, plus (ii) the aggregate principal amount of the Senior Notes, plus accrued but unpaid interest thereon through the Petition Date, less (iii) net cash of the Reorganized Company on the Plan Effective Date in excess of $15 million.

General Unsecured Claims	On the Plan Effective Date, or as soon thereafter as reasonably practicable, each holder of an allowed general unsecured claim will remain unimpaired.

Equity Interests
The holders of equity interests in HCC will receive no distributions under the Plan on account of such interests.  All existing equity interests, including any options, right, warrants, or other similar interests issued by HCC will be cancelled on the Plan Effective Date.  Equity interests in direct and indirect subsidiaries of HCC will remain in place, as reorganized.

Executory Contracts & Leases	Subject to further review.

Management Incentive Plan
On or as soon as reasonably practicable after the Plan Effective Date, a management incentive plan (the “Management Incentive Plan”) acceptable to the Requisite Plan Support Parties and the Company shall be implemented for designated members of senior management of Reorganized HCC.

Employee Incentive Plan	TBD

Reporting/Trading
Reorganized HCC shall not, upon emergence, be a reporting issuer, and the Reorganized HCC Common Stock shall not be listed for trading on any exchange or automated quotation system.  Reorganized HCC shall provide security holders with audited financial statements prepared in accordance with “public” US GAAP including regular interim financial statements and “MD&A” and, to the extent permitted by applicable law prior to becoming a reporting company, make such audited financial statements publicly available.

Registration Rights Agreement
Noteholders acquiring more than [10]% of the Reorganized HCC Common Stock under the Plan shall, on the Plan Effective Date, enter into a registration rights agreement with respect to the Reorganized HCC Common Stock, reasonably acceptable to such Noteholders and the Company that provides for certain demand and “piggyback” registration rights, as well as customary cutback and lockup provisions reasonably acceptable to such Noteholders and the Company.

Shareholder Agreement	On the Plan Effective Date, Reorganized HCC and each holder of Reorganized HCC Common Stock shall enter into a shareholder agreement acceptable to the Requisite Plan Support Parties and the Company.

Corporate Governance
The initial board of directors of Reorganized HCC will consist of seven directors.  So long as the class representing the Senior Discount Notes has voted to accept the Plan, one director shall be selected by a majority of the holders of Senior Discount Notes.  The remaining directors shall be nominated by the Requisite Plan Support Parties.

Additional Conditions to be satisfied prior to the Solicitation Commencement Date or Prepackaged Plan Agreement Date, as the case may be	The Company’s management shall have presented to the Plan Support Parties a business plan for Reorganized HCC for 2010 and 2011 to the Requisite Plan Support Parties.

Confirmation that the Plan includes other customary conditions to effectiveness, including, without limitation, no stay of the confirmation order or occurrence of a Material Adverse Change.

Schedule 1

Terms of the New First Lien Notes

Item	Proposed Terms

Issuer	Reorganized HCOC

Guarantors
All domestic subsidiaries that currently guarantee the Credit Agreement, and such other foreign subsidiaries as may be required by the Requisite Plan Support Parties and any parent entity of Reorganized HCOC (together with the Issuer,  the “Note Parties”).

Initial Principal Amount	$100 million

Amortization	None

Interest
LIBOR +1000 bps per annum.  LIBOR floor of 300 bps

Interest shall be payable as follows: on the last day of selected interest periods (which shall be one, two, three and six months) (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.

Default rate +2%

Funding Protection
Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Maturity	The date that is three years from the Plan Effective Date.

Call Premium	Year 1 1% Year 2 1% Year 3 0%

Collateral	First-priority liens on all assets of HCC and the Subsidiary Guarantors, junior only to certain permitted liens.

Item	Proposed Terms

Mandatory Prepayments
Issuer shall make the following mandatory prepayments (subject to certain basket amounts and exceptions to be negotiated in the definitive documentation):

1.            Indebtedness/Equity/Extraordinary Receipts:  Prepayments in an amount equal to (a) ●% of the net cash proceeds received from the incurrence of indebtedness, (b) ●% of the net cash proceeds received from the issuance of additional equity (but specifically excluding any net cash proceeds received in connection with the proposed rights offering with respect to the Company’s proposed plan of reorganization), including the Exit Warrants and (c) ●% of the net cash proceeds from the receipt of any extraordinary receipts (including, without limitation, insurance proceeds, tax refunds and similar receipts outside of the ordinary course) by the Note Parties (other than certain permitted indebtedness, issuances of equity to Issuer or any Guarantor by any of its or their subsidiaries, certain permitted securities having terms to be agreed upon and other exceptions and baskets to be agreed upon, as specified in the definitive documents and including capacity for reinvestment within a specified time period on terms mutually agreeable and in amounts to be determined), payable no later than the fifteenth (15) Business Day following the date of receipt.

2.            Dispositions:  Prepayments in an amount equal to 100% of the net cash proceeds from the sale or other disposition of any property or assets of Borrower or its subsidiaries made outside of the ordinary course of business (including as a result of casualty or condemnation, subject to certain exceptions and baskets to be agreed upon), except for (a) the sale of inventory or obsolete or worn-out property in the ordinary course of business, and (b) certain other customary exceptions (including capacity for reinvestment within a specified time period) to be agreed upon by the Requisite Plan Support Parties.

3.            Excess Cash Flow:  Beginning with the fiscal year ended [2011] prepayments in an amount equal to [50%] of the annual Excess Cash Flow of the Note Parties within ● days following the Issuer’s fiscal year end.  “Excess Cash Flow” to be defined in a manner consistent or no less favorable to the Issuer than the definition given to such term in the existing Credit Agreement.

4.            Change of Control:  Mandatory redemption at 101% of principal amount plus accrued and unpaid interest.

All net proceeds of such sales shall be applied in accordance with the Application of Payments section provided below.

Item	Proposed Terms

Application of Payments
All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, to the New First Lien Term Notes until repaid in full, and second, to the New Second Lien Term Notes.

All payments during an event of default shall be applied first to the outstanding principal amount and accrued and unpaid interest, expenses, costs and fees thereon under the New First Lien Notes until repaid in full, thereafter the New Second Lien Term Notes.

Representations and Warranties
Such representations and warranties by the Note Parties as are usual and customary for financings of this kind including, without limitation, financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of documents; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens and priority of the notes; intellectual property; no burdensome restrictions; taxes; ERISA; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; margin regulations; and creation and perfection of security interests.

Affirmative Covenants
Such affirmative covenants by the Note Parties as are usual and customary for financings of this kind including, without limitation, [obtaining a rating from S&P or such other agency acceptable to the Senior Noteholders and the Company], delivery of financial statements, reports, notices of default, litigation and other material events; payment of federal state and material local taxes and other obligations; continuation of business and maintenance of existence and material rights and material privileges; compliance with laws and material contractual obligations, except as would not have a material adverse effect; maintenance of material property and insurance (at levels and of the type maintained by similar sized business in the same or similar businesses); maintenance of books and records; and compliance with environmental laws; further assurances.

Item	Proposed Terms

Negative Covenants
Such negative covenants by the Note Parties as are usual and customary for financings of this kind including, without limitation, limitations with respect to other indebtedness (including negative pledge, guarantee obligations); liens; mergers, consolidations, liquidations and dissolution; sales and other dispositions of assets; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments with exceptions and baskets to be agreed upon; transactions with affiliates; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; prepayment of other debt; and changes in lines of business, in each case, with exceptions and baskets to be agreed.

Financial Covenants
Financial covenants as are usual and customary for financings of this kind including, without limitation, maximum leverage, maximum capital expenditures, minimum EBITDA and minimum interest coverage (exclusive of non-cash pay PIK interest, if applicable) in amounts to be determined, each to be tested on a quarterly basis (with monthly financial reporting).

Events of Default
Events of default as are usual and customary for financings of this kind including, without limitation, failure to make payments of principal, interest or fees when due; failure to pay other amounts; material inaccuracy of representations and warranties; violations of covenants:  cross-default to material indebtedness to be agreed; certain ERISA events; material monetary and non-monetary judgments; and actual or asserted impairment of any guarantee or security document or security interests.

Governing Law and Jurisdiction
The Note Parties will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury.  New York law shall govern the Loan Documents.

Other	The foregoing is intended to summarize certain basic terms of the New First Lien Notes. It is not intended to be a definitive list of all of the requirements in connection therewith.

Schedule 2

Terms of New Second Lien Notes

Item	Proposed Terms

Issuer	Reorganized HCOC

Guarantors	Same as New First Lien Notes

Initial Principal Amount	$80 million

Amortization	None

Interest
L+1300 bps per annum

LIBOR floor of 300 bps

100 bps shall be permitted to PIK, subject to cash flow test which, if met, causes cash payment

Interest shall be payable as follows: on the last day of selected interest periods (which shall be one, two, three and six months) (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.

Default rate +2%.

Funding Protection
Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Maturity	The date that is four years from the Plan Effective Date.

Call Premium	Year 1 3% Year 2 2% Year 3 1% Year 4 0%

Collateral	Second-priority liens on all collateral securing the New First Lien Notes, subject to permitted liens

Item	Proposed Terms

Mandatory Prepayments
Subject to the discharge of the New First Lien Notes, the Issuer shall make the following mandatory prepayments (subject to certain basket amounts and exceptions to be negotiated in the definitive documentation):

1.           Indebtedness/Equity/Extraordinary Receipts:  Prepayments in an amount equal to (a) ●% of the net cash proceeds received from the incurrence of indebtedness, (b) ●% of the net cash proceeds received from the issuance of additional equity (but specifically excluding any net cash proceeds received in connection with the proposed rights offering with respect to the Company’s proposed plan of reorganization), including the Exit Warrants and (c) ●% of the net cash proceeds from the receipt of any extraordinary receipts (including, without limitation, insurance proceeds, tax refunds and similar receipts outside of the ordinary course) by the Note Parties (other than certain permitted indebtedness, issuances of equity to Issuer or any Guarantor by any of its or their subsidiaries, certain permitted securities having terms to be agreed upon and other exceptions and baskets to be agreed upon, as specified in the definitive documents and including capacity for reinvestment within a specified time period on terms mutually agreeable and in amounts to be determined), payable no later than the fifteenth (15) Business Day following the date of receipt.

2.           Dispositions:  Prepayments in an amount equal to 100% of the net cash proceeds from the sale or other disposition of any property or assets of Borrower or its subsidiaries made outside of the ordinary course of business (including as a result of casualty or condemnation, subject to certain exceptions and baskets to be agreed upon), except for (a) the sale of inventory or obsolete or worn-out property in the ordinary course of business, and (b) certain other customary exceptions (including capacity for reinvestment within a specified time period) to be agreed upon by the Requisite Plan Support Parties.

3.           Excess Cash Flow:  Beginning with the fiscal year ended [2011] prepayments in an amount equal to [50%] of the annual excess cash flow of the Note Parties within ● days following the Issuer’s fiscal year end.  “Excess Cash Flow” to be defined in a manner consistent or no less favorable to the Issuer than the definition given to such term in the existing Credit Agreement.

4.           Change of Control:  Mandatory redemption at 101% of principal amount plus accrued and unpaid interest.

All net proceeds of such sales shall be applied in accordance with the Application of Payments section provided below.

Item	Proposed Terms

Application of Payments:
All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, to the New First Lien Term Notes until repaid in full, and second, to the New Second Lien Term Notes.

All payments during an event of default shall be applied to first to the outstanding principal amount and accrued and unpaid interest, expenses, costs and fees thereon under the New First Lien Notes until repaid in full, thereafter the New Second Lien Term Notes.

Representations and Warranties
Such representations and warranties by the Note Parties as are usual and customary for financings of this kind including, without limitation, financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change, except for the commencement of the Chapter 11 Cases; corporate existence; compliance with law; corporate power and authority; enforceability of documents; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens and priority of the notes; intellectual property; no burdensome restrictions; taxes; ERISA; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; margin regulations; and creation and perfection of security interests.

Affirmative Covenants
Such affirmative covenants by the Note Parties as are usual and customary for financings of this kind including, without limitation, [obtaining a rating from S&P or such other agency acceptable to the Senior Noteholders and the Company], delivery of financial statements, reports, notices of default, litigation and other material events; payment of federal state and material local taxes and other obligations; continuation of business and maintenance of existence and material rights and material privileges; compliance with laws and material contractual obligations, except as would not have a material adverse effect; maintenance of material property and insurance (at levels and of the type maintained by similar sized business in the same or similar businesses); maintenance of books and records; and compliance with environmental laws; further assurances.

Item	Proposed Terms

Negative Covenants
Such negative covenants by the Note Parties as are usual and customary for financings of this kind including, without limitation, limitations with respect to other indebtedness (including negative pledge, guarantee obligations); liens; mergers, consolidations, liquidations and dissolution; sales and other dispositions of assets; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments with exceptions and baskets to be agreed upon; transactions with affiliates; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; prepayment of other debt; and changes in lines of business, in each case, with exceptions and baskets to be agreed.

Financial Covenants
Financial covenants as are usual and customary for financings of this kind including, without limitation, maximum leverage, maximum capital expenditures, minimum EBITDA and minimum interest coverage (exclusive of non-cash pay PIK interest, if applicable) in amounts to be determined, each to be tested on a quarterly basis (with monthly financial reporting).

Events of Default
Events of default as are usual and customary for financings of this kind including, without limitation, failure to make payments of principal, interest or fees when due; failure to pay other amounts; material inaccuracy of representations and warranties; violations of covenants:  cross-default to material indebtedness to be agreed; certain ERISA events; material monetary and non-monetary judgments; and actual or asserted impairment of any guarantee or security document or security interests.

Governing Law and Jurisdiction:
The Note Parties will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury.  New York law shall govern the Loan Documents.

Other	The foregoing is intended to summarize certain basic terms of the New Second Lien Notes. It is not intended to be a definitive list of all of the requirements in connection therewith.

Intercreditor Agreement
The intercreditor agreement shall contain terms and conditions that are customary for transactions of this nature and that is otherwise reasonably acceptable to the Senior Noteholders and Credit Agreement Lenders, providing for, among other things, lien priority and related creditor rights as between the New First Lien Notes and New Second Lien Notes.

Schedule 3

Terms of the Exit Warrants

Item	Proposed Terms

Issuer	Reorganized HCC

Expiry Date	Three years following the Plan Effective Date

Strike Price	A price per share of Reorganized HCC Common Stock based on the price described in the Term Sheet.

Total Shares Purchasable Under Warrants	10% of the issued and outstanding shares of Reorganized HCC Common Stock as of the Plan Effective Date

Adjustments	Splits or combinations and other customary anti-dilution protections

Other terms and conditions	Terms and conditions customary for securities of this nature.

Exhibit B

Assumption Agreement

Reference is hereby made to that certain plan support agreement dated as of August [__], 2009 (as such agreement may be amended, modified or supplemented from time to time, the “Plan Support Agreement”) among Haights Cross Communications, Inc., Haights Cross Operating Company and the Senior Noteholders, Senior Discount Noteholders and Credit Agreement Lenders party thereto.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan Support Agreement.  As a condition precedent to becoming the beneficial holder or owner of [__________] dollars ($__________) in [___] [Senior Notes][Senior Discount Notes][Credit Agreement Loans](as defined in the Plan Support Agreement), the undersigned ______________ (the “Transferee”), hereby agrees to become bound by the terms, conditions and obligations set forth in the Plan Support Agreement as a Plan Support Party.  The Transferee hereby makes, as of the date hereof, the representation and warranties to the other Plan Support Parties set forth in Section 7 thereof.  This Assumption Agreement shall take effect and shall become an integral part of the Plan Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Plan Support Agreement as a Plan Support Party as of the date hereof.

IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.

Date:  __________, 2009

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Plan Support Party:

Attn:
Tel:
Fax:
Email:

Exhibit C

IC Acknowledgment

Reference is made to that certain Plan Support Agreement, dated as of August [__], 2009 among Haights Cross Communications, Inc., Haights Cross Operating Company and the Senior Noteholders, Senior Discount Noteholders and Credit Agreement Lenders party hereto.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan Support Agreement.  HCC and HCOC, on the one hand, and the undersigned Requisite Plan Support Parties, on the other hand, acknowledge and agree that the forms of the Disclosure Statement, and the Plan, and all related documents, exhibits, annexes and schedules thereto, all as attached to this IC Acknowledgment, are not inconsistent with the Term Sheet and otherwise are in form and substance reasonably satisfactory to the Requisite Plan Support Parties, HCC and HCOC.

[REQUISITE PLAN SUPPORT PARTY]

By:
Name:
Title:

HAIGHTS CROSS COMMUNICATIONS, INC.,

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

TRIUMPH LEARNING, LLC SNEP, LLC RECORDED BOOKS, LLC

By:
[ ]:
[title] for each of the above entities: